Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

AMERICAN REBEL HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457	(o)	509,311	$1.11	$565,335.21	(2)	0.0000927	$52.41
	Equity	Common stock underlying Prefunded Warrants	457	(g)	11,202,401	$1.10	$12,322,641.10	(3)	0.0000927	$1,142.31
	Equity	Common stock underlying Warrants	457	(g)	23,423,424	$0.86	$20,144,144.64	(3)	0.0000927	$1,867.36

Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
Total Offering Amounts							$33,032,120.95		0.0000927	$3,062.08
Total Fees Previously Paid							-		-	-
Total Fee Offsets							-		-	-
Net Fee Due										$3,062.08

(1)	Includes up to an aggregate of 35,135,136 shares of the Company’s common stock, par value $0.001 (the “Common Stock”) issuable upon exercise of Prefunded Warrant Shares and Warrant Shares that may be sold from time to time by the selling security holder.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rules 457(o) under the Securities Act.

(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rules 457(g) under the Securities Act.